Exhibit 10.3
U.S. Notice of Terms
Performance-Based Restricted Stock Units
To:        «Name»
BEMSID:    «BEMS_ID»
Grant Date:    «Grant Date»
As part of its executive compensation program, The Boeing Company (the “Company”) has awarded you a Performance-Based Restricted Stock Unit award (the “Award”) pursuant to The Boeing Company 2003 Incentive Stock Plan, as amended and restated from time to time (the “Plan”), and the provisions contained herein (the “Notice”). Capitalized terms not otherwise defined in this Notice shall have the meaning ascribed to them in the Plan. Your Award is subject to the terms of the Plan. If there is any inconsistency between the terms of this Notice and the terms of the Plan, the Plan’s terms shall control. You are required to accept and acknowledge the terms and conditions of the Award, through the mechanism and procedures determined by the Company, as a condition to receiving the Award. The terms and conditions of the Award are as follows:

1.	PBRSU Award. You have been awarded «PBRSU_Units» Performance-Based Restricted Stock Units (“PBRSUs”). Each PBRSU corresponds to one share of Common Stock.

2.	PBRSU Account. The Company will maintain a record of the number of awarded PBRSUs in an account established in your name.

3.	Vesting Provisions.
3.1 General. Subject to your continued employment with the Company or a Related Company through the date the Compensation Committee of the Board of Directors of the Company (the “Committee”) certifies the relative performance of the PBRSUs as described below in or about February ______ (the “Certification Date”), except as otherwise provided in Sections 6 and 7, the Award shall become vested on the Certification Date (or if such date is not a Trading Day, the next Trading Day) (the “Vesting Date”) based upon the Company’s “Relative Total Shareholder Return” in terms of percentile ranking (rounded, if necessary, to the fourth decimal place by application of regular rounding) as compared to the Peer Companies (as defined in Exhibit A) over the period beginning immediately after the Grant Date and ending immediately prior to the Certification Date (the “Measurement Period”) in accordance with the following:

Relative Total Shareholder Return Ranking over Measurement Period	Payout % Level
95th percentile or higher	200%
55th percentile	100%
25th percentile	25%
Below 25th percentile	0%
“Trading Day” shall mean a day on which the New York Stock Exchange is open for trading. Straight line interpolation shall be used to determine the payout level for performance that falls between the ranking levels shown above (provided that the payout level for performance below the 25th percentile will be 0%, and the payout level for performance at or above the 95th percentile will be capped at 200%). Payout levels will be rounded, if necessary, to the nearest whole number by application of regular rounding. In the event of a payout percentage level above 100%, you will be awarded additional PBRSUs so that the total number of PBRSUs which vest as of the Vesting Date (excluding dividend equivalent PBRSUs) equals the original PBRSU award amount multiplied by the payout percentage level. In the event of a payout percentage level below 100%, your PBRSUs awarded under Section 1 will be forfeited to the extent necessary to provide that the total number of PBRSUs which vest as of the Vesting Date (excluding dividend equivalent PBRSUs) equals the original PBRSU award amount multiplied by the payout percentage level.
4. Dividend Equivalents.
4.1 While PBRSUs are in your account, they will earn dividend equivalents in the form of additional PBRSUs. Specifically, as of each dividend payment date for Common Stock, your PBRSU account will be credited with additional PBRSUs (“dividend equivalent PBRSUs”) equal in number to the number of shares of Common Stock that could be bought with the cash dividends that would be paid on the PBRSUs in your account if each PBRSU were one share of Common Stock.
4.2 The number of shares of Common Stock that could be bought with the cash dividends will be calculated to two decimal places and will be based on the “Fair Market Value” of Common Stock on the applicable dividend payment date. For purposes of this Award, “Fair Market Value” means the average of the high and the low per share trading prices for

Common Stock as reported by The Wall Street Journal for the specific dividend payment date, or by such other source as the Company deems reliable.
4.3 Dividend equivalent PBRSUs will vest at the same time and in the same manner as the PBRSUs with which they are associated. Dividend equivalent PBRSUs will be adjusted in accordance with the payout level percentage determined under Section 3.1 in the same manner as the PBRSUs with which they are associated. Accumulated dividend equivalent PBRSUs will be multiplied by the same payout percentage level and dividend equivalent PBRSUs will be added or forfeited, as necessary, so that the total dividend equivalent PRBSUs which vest as of the Vesting Date will equal the dividend equivalent PBRSUs which accumulate during the Measurement Period multiplied by the payout percentage level.

5.
Adjustment in Number of PBRSUs. The number of PBRSUs in your account will be adjusted proportionately for any increase or decrease in the number of issued shares of Common Stock resulting from any stock split, combination or exchange of Common Stock, consolidation, spin-off or recapitalization of Common Stock, or any similar capital adjustment or the payment of any stock dividend.

6.
Termination Due to Retirement, Layoff, Disability, or Death. In the event your employment is terminated prior to the Vesting Date by reason of retirement, layoff, disability, or death, your PBRSU payout, including any dividend equivalent PBRSUs, will be prorated based on the number of full and partial calendar months you spent on the active payroll during the Measurement Period (beginning with the first full calendar month after the Grant Date). Payout for the Award will be made at the same time as payment would have been made pursuant to Section 3 had your employment not terminated prior to the Vesting Date and will in all respects be subject to the Company’s actual Relative Total Shareholder Return achievement for the full Measurement Period. For purposes of this Award, “retirement” means a voluntary termination of employment under the conditions that satisfy the definition of “retirement” under the terms of a defined benefit pension plan maintained by the Company or a Related Company in which you participate. If you are not eligible to participate in such a defined benefit pension plan, “retirement” means termination of employment voluntarily by you after you have attained either (i) age 55 with 10 years of service, or (ii) age 62 with one year of service. For purposes of this Award, “disability” means a disability entitling you to benefits under any long-term disability policy sponsored by the Company or a Related Company.

7.
Forfeiture Upon Other Terminations. In the event your employment is terminated prior to the Vesting Date for any reason (including for cause and resignation prior to retirement eligibility) other than those reasons described in Section 6, all PBRSUs (and all associated dividend equivalent PBRSUs) granted hereunder shall immediately be forfeited and canceled.

8.
Leave of Absence. Unless otherwise required by law, in the event you have an authorized leave of absence at any time during the Measurement Period which absence extends beyond three full calendar months (including any absence that began before the Grant Date), your PBRSU payout, including any dividend equivalent PBRSUs, will be prorated based on the number of full and partial calendar months you spent on the active payroll during the Measurement Period (beginning with the first full calendar month after the Grant Date). Payout for the Award will be made at the same time as payment would have been made without regard to any leave of absence, and will in all respects be subject to the Company’s actual Relative Total Shareholder Return achievement for the full Measurement Period.

9.	PBRSU Award Payable in Stock.
9.1 Distribution from your PBRSU account will be made as soon as reasonably possible, but not later than 60 days, after the Vesting Date. Distribution will be in whole shares of Common Stock, provided that in the event you transfer from the US based payroll to a country in which PBRSU distributions are not settled in shares of Common Stock as of the distribution date, your distribution will be paid in cash. The number of shares distributed will be equal to the number of whole vested PBRSUs in your account, subject to deductions described in Section 9.2. Fractional share values will be applied to Federal income tax withholding.
9.2 The Company will deduct from the distribution of your vested PBRSUs any withholding or other taxes required by law and may deduct any amounts due from you to the Company or any Related Company.

10.	Transferability. PBRSUs are not transferable except by will or by laws of descent and distribution. You may designate a beneficiary to receive your Award in the event of your death.

11.	Clawback and Forfeiture Policy.
11.1 This Award and any proceeds resulting from the vesting of this Award are subject to the Clawback Policy adopted by the Company’s Board of Directors, as amended from time to time (the “Policy”). The Policy provides (among other things) that an Award may be subject to clawback and forfeiture (meaning that the Award or proceeds thereof must be promptly returned to the Company if already distributed, or that you will lose your entitlement to an Award if it has not yet been distributed) in the discretion of the Committee, if the Committee determines that you have (i) violated, or engaged in negligent conduct in connection with the supervision of someone who violated, any Company policy, law, or regulation that has compromised the safety of any of the Company’s products or services and has, or reasonably could be expected to have, a material adverse impact on the Company, the Company’s customers or the public; or (ii) engaged in fraud, bribery, or illegal acts like fraud or bribery, or knowingly failed to report such acts of an employee over whom you had direct supervisory responsibility.
11.2 In addition, subject to applicable law, or except as may be otherwise provided in the Addendum, this Award and any proceeds resulting from the vesting of this Award are subject to clawback and forfeiture in the event you engage in any of the following conduct, as determined by the Company or its delegate in its sole discretion, prior to the second anniversary of the later of the Vesting Date or receipt of payment of the Award: you (i) plead or admit to, are convicted of, or are otherwise found guilty of a criminal or indictable offense involving theft, fraud, embezzlement, or other similar unlawful acts against the Company or against the Company’s interests; (ii) directly or indirectly engage in competition with any aspect of Company business with which you were involved or about which you gained Company proprietary or confidential information; (iii) induce or attempt to induce, directly or indirectly, any of the Company’s employees, representatives or consultants to terminate, discontinue or cease working with or for the Company, or to breach any contract with the Company, in order to work with or for, or enter into a contract with, you or any third party; (iv) disparage or defame the Company or its products or current or former employees, provided that this clause shall not be construed to prohibit any individual from reporting, in good faith, suspected unlawful conduct in the workplace; or (v) take, misappropriate, use or disclose Company proprietary or confidential information. Clawback can, if possible and where permitted by local law, be made by deducting payments that will become due in future (including salary, bonuses, or share awards). Your acceptance of this Award shall constitute your acknowledgement and recognition that your compliance with this Section 11 is a condition for your receipt of this Award. For purposes of this Section 11, the Company shall include the Company and all Related Companies.
11.3 Nothing in this Section 11 will apply to legally protected communications to government agencies or statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.

12.	Miscellaneous.
12.1 No Right to Continued Employment or Service. This Notice shall not confer upon you any right to continuation of employment by the Company or any Related Company nor shall this Notice interfere in any way with the Company’s or any Related Company’s right to terminate your employment at any time, except to the extent expressly provided otherwise in a written agreement between you and the Company or any Related Company.
12.2 Discretionary Nature of Plan; No Vested Rights. You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of the Award under the Plan is a one-time benefit and does not create any contractual or other right to receive other awards or benefits in lieu of awards in the future. Future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the form of award and the vesting provisions.
12.3 Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Award or other awards granted to you under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
12.4 Section 409A. This Award is intended to be exempt from or otherwise comply with Section 409A of the Internal Revenue Code and the regulations and guidance issued thereunder (“Section 409A”), and shall be interpreted and construed consistently with such intent. If you are a Specified Employee (as defined by the Company for purposes of Section 409A) upon your separation from service (as defined under Section 409A), any payments that are subject to the requirements of Section 409A and payable upon such separation from service from shall be delayed until six months after the date of the separation from service, to the extent required under Section 409A.
12.5 Requirements of Law. The Award and payment thereof shall be subject to, and conditioned upon, satisfaction of all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
12.6 Addendum to Notice. Notwithstanding any provisions of this Notice to the contrary, the Award shall be subject to such special terms and conditions for the state in which you reside as the Company may determine in its sole discretion and which shall be set forth in an addendum to these terms and conditions (the “Addendum”). In all circumstances, the Addendum shall constitute part of this Notice.
12.7 Governing Law. All questions concerning the construction, validity and interpretation of this notice and the Plan shall be governed and construed according to the laws of the State of Delaware, without regard to the application of the conflicts of laws provisions thereof, except as may be expressly required by other applicable law or as may be otherwise provided in the Addendum. Any disputes regarding this Award or the Plan shall be brought only in the state or federal courts of the State of Delaware, except as may be expressly required by other applicable law or as may be otherwise provided in the Addendum.
12.8 Agreement to Terms of Plan, Notice and Addendum. By accepting this Award, you acknowledge that you have read and understand this Notice, the Addendum to this Notice, and the Plan, and you specifically accept and agree to the provisions contained therein.

Exhibit A - Calculation of Relative Total Shareholder Return

•
“Relative Total Shareholder Return” means the Company’s TSR relative to the TSR of the Peer Companies. Relative Total Shareholder Return will be determined by ranking the Company and the Peer Companies from highest to lowest according to their respective TSRs. After this ranking, the percentile performance of the Company relative to the Peer Companies will be determined as follows:

P=1-	R-1
N-1

where:	“P” represents the percentile performance, rounded if necessary to the fourth decimal place by application of regular rounding.
“N” represents the number of Peer Companies as of the Certification Date, plus the Company.
“R” represents the Company’s ranking among the Peer Companies.
Example:
If there are 21 Peer Companies plus the Company, and the Company ranked 7th in that group, the performance would be at the 71.4286th percentile (the result, rounded to the fourth decimal place by application of regular rounding, of 1 - ((7-1)/(22-1)).
The resulting payout percentage would be calculated as follows, using straight line interpolation:

25% + (71.4286% - 25%) x	(200% - 25%)	=	141.0715%
(95% - 25%)
This payout percentage would be rounded to the nearest whole number by application of regular rounding, resulting in a payout percentage of 141% of the target number of PBRSUs.
The final determination of Relative Total Shareholder Return shall be made by the Compensation Committee of the Board of Directors of the Company based on the terms set forth in this Exhibit A subject to the Compensation Committee’s sole and absolute discretion.

•
“TSR” means, for the Company and each of the Peer Companies, the company’s total shareholder return, expressed as a percentage, which will be calculated by dividing (i) the Closing Average Share Value by (ii) the Opening Average Share Value and subtracting one from the quotient. An illustrative example of a TSR calculation is attached at the end of this Exhibit.

•	“Opening Average Share Value” means the average Share Value over the trading days in the Opening Average Period.

•	“Opening Average Period” means the 20 trading days immediately following the Grant Date.

•
“Accumulated Shares” means, for a given trading day, the sum of (i) one (1) share and (ii) the cumulative number of shares of the company’s common stock purchasable with dividends declared on the company’s common stock to that point during the Measurement Period, assuming same day reinvestment of such dividends at the closing price on the ex-dividend date.

•	“Closing Average Share Value” means the average Share Value over the trading days in the Closing Average Period.

•	“Closing Average Period” means the 20 trading days immediately preceding the Certification Date.

•	“Share Value” means, with respect to a given trading day, the closing price of the company’s common stock multiplied by the Accumulated Shares for such trading day.

•	“Peer Companies” means the following companies:

3M	Ford	Microsoft
AT&T	General Dynamics	Northrop Grumman
Caterpillar	Honeywell	Procter & Gamble
Chevron	IBM	Raytheon
Cisco Systems	Intel	United Parcel Services
EADS (Airbus)	Johnson & Johnson	United Technologies
Exxon Mobil	Lockheed Martin	Verizon Communications

The Peer Companies may be changed as follows, subject to the discretion of the Compensation Committee:

(i)	In the event of a merger, acquisition or business combination transaction of a Peer Company with or by another Peer Company, the surviving entity shall remain a Peer Company.

(ii)
In the event of a merger of a Peer Company with an entity that is not a Peer Company, or the acquisition or business combination transaction by or with a Peer Company, or with an entity that is not a Peer Company, in each case where the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company.

(iii)
In the event of a merger or acquisition or business combination transaction of a Peer Company by or with an entity that is not a Peer Company or a “going private” transaction involving a Peer Company where the Peer Company is not the surviving entity or is otherwise no longer publicly traded, the company shall no longer be a Peer Company.

(iv)	In the event of a bankruptcy, liquidation or delisting of a Peer Company, such company shall remain a Peer Company.

(v)
In the event of a stock distribution from a Peer Company consisting of the shares of a new publicly traded company (a “spin-off”), the Peer Company shall remain a Peer Company and the stock distribution shall be treated as a dividend from the Peer Company based on the closing price of the shares of the spun-off company on its first day of trading.  The performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating TSR.

•
Each Peer Company’s “common stock” shall mean that series of common stock that is publicly traded on a registered U.S. exchange or, in the case of a non-U.S. company, an equivalent non-U.S. exchange. For purposes of calculating TSR, the value on any given trading day of any Peer Company shares traded on a foreign exchange will be converted to U.S. dollars.

•	The following example illustrates the calculation of TSR for the Company with Grant Date of January 1, 2017 and a Certification Date of January 1, 2020.

Opening Average Share Value (1/3/2017 - 1/31/2017)	$160.67
Closing Average Share Value (12/3/2019 - 12/31/2019)	$362.92
TSR (expressed as percentage)	125.8800%

Opening Average					Closing Average
Date	Close	Ex- Div.	Accum. Shares	Share Value	Date	Close	Ex- Div.	Accum. Shares	Share Value
1/31/2017	$163.42	$0.00	1	$163.42	12/31/2019	$325.76	$0.00	1.0726721	$349.43
1/30/2017	$165.57	$0.00	1	$165.57	12/30/2019	$326.40	$0.00	1.0726721	$350.12
1/27/2017	$167.70	$0.00	1	$167.70	12/27/2019	$330.14	$0.00	1.0726721	$354.13
1/26/2017	$169.12	$0.00	1	$169.12	12/26/2019	$329.92	$0.00	1.0726721	$353.90
1/25/2017	$167.36	$0.00	1	$167.36	12/24/2019	$333.00	$0.00	1.0726721	$357.20
1/24/2017	$160.55	$0.00	1	$160.55	12/23/2019	$337.55	$0.00	1.0726721	$362.08
1/23/2017	$157.84	$0.00	1	$157.84	12/20/2019	$328.00	$0.00	1.0726721	$351.84
1/20/2017	$159.53	$0.00	1	$159.53	12/19/2019	$333.50	$0.00	1.0726721	$357.74
1/19/2017	$159.00	$0.00	1	$159.00	12/18/2019	$330.68	$0.00	1.0726721	$354.71
1/18/2017	$158.32	$0.00	1	$158.32	12/17/2019	$327.00	$0.00	1.0726721	$350.76
1/17/2017	$157.67	$0.00	1	$157.67	12/16/2019	$327.00	$0.00	1.0726721	$350.76
1/13/2017	$158.83	$0.00	1	$158.83	12/13/2019	$341.67	$0.00	1.0726721	$366.50
1/12/2017	$158.29	$0.00	1	$158.29	12/12/2019	$346.29	$0.00	1.0726721	$371.46
1/11/2017	$159.40	$0.00	1	$159.40	12/11/2019	$350.00	$0.00	1.0726721	$375.44
1/10/2017	$159.07	$0.00	1	$159.07	12/10/2019	$347.90	$0.00	1.0726721	$373.18
1/9/2017	$158.32	$0.00	1	$158.32	12/9/2019	$351.21	$0.00	1.0726721	$376.73
1/6/2017	$159.10	$0.00	1	$159.10	12/6/2019	$354.09	$0.00	1.0726721	$379.82
1/5/2017	$158.71	$0.00	1	$158.71	12/5/2019	$345.68	$0.00	1.0726721	$370.80
1/4/2017	$158.62	$0.00	1	$158.62	12/4/2019	$348.84	$0.00	1.0726721	$374.19
1/3/2017	$156.97	$0.00	1	$156.97	12/3/2019	$352.08	$0.00	1.0726721	$377.67